NEWS RELEASE

January 27, 2014                                                                                  Contact:  Peter D. Thompson, EVP and CFO
FOR IMMEDIATE RELEASE                                                                               (301) 429-4638
Washington, DC

RADIO ONE, INC. ANNOUNCES COMMENCEMENT OF TENDER OFFER AND CONSENT SOLICITATION OF 12.5%/15.0% SENIOR SUBORDINATED NOTES DUE 2016

WASHINGTON, DC - Radio One, Inc. (the “Company” or “Radio One”) (NASDAQ: ROIAK and ROIA), announced today the commencement of a cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding 12.5%/15.0% Senior Subordinated Notes due 2016 (the “Subordinated Notes”).

The Tender Offer will expire at 11:59 New York City time on February 24, 2014, unless the Tender Offer is extended or earlier terminated (the “Expiration Time”).  Under the terms of the Tender Offer, holders of the Subordinated Notes who validly tender and do not validly withdraw their Subordinated Notes and consents prior to 5:00 p.m. New York City time on February 7, 2014 (such time and date which may be extended, the “Early Tender Time”) will receive an amount equal to $1,007.50 per $1,000.00 in principal amount of Subordinated Notes validly tendered and not validly withdrawn, which amount includes an early tender premium equal to $30.00 per $1,000.00 in principal amount of the Subordinated Notes validly tendered and not validly withdrawn.  Holders of the Subordinated Notes who validly tender their Subordinated Notes after the Early Tender Time but on or before the Expiration Time will receive an amount equal to $977.50 per $1,000.00 in principal amount of Subordinated Notes validly tendered.  Holders whose Subordinated Notes are purchased in the Tender Offer will also be paid accrued and unpaid interest from the most recent interest payment date on the Subordinated Notes to, but not including, the applicable settlement date.

In connection with the Tender Offer, the Company is soliciting the consents (the “Consent Solicitation”) of holders of the Subordinated Notes to certain proposed amendments to the indenture governing the Subordinated Notes (the “Proposed Amendments”).  The primary purpose of the Consent Solicitation and Proposed Amendments is to eliminate substantially all of the restrictive covenants and certain events of default and related provisions of the Subordinated Notes. Holders may not tender their Subordinated Notes in the Tender Offer without delivering their consents under the Consent Solicitation, and holders may not deliver their consents under the Consent Solicitation without tendering their Subordinated Notes pursuant to the Tender Offer.

If the Tender Offer is consummated, the Company intends to redeem any Subordinated Notes that remain outstanding at a redemption price equal to $1,000.00 for each $1,000 principal amount of Subordinated Notes in accordance with the indenture governing the Subordinated Notes, although the selection of any particular redemption date is in the Company’s discretion.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Subordinated Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security.  No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

The Tender Offer is contingent upon the satisfaction of certain conditions, including, without limitation, (i) the receipt by the Company of sufficient proceeds from one or more financing transactions, (ii) the receipt of the consents of holders of at least a majority of the outstanding aggregate principal amount of the Subordinated Notes to the Proposed Amendments by the Early Tender Time and (iii) the execution of the supplemental indentures giving effect to the Proposed Amendments.  If any of the conditions are not satisfied, the Company is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Subordinated Notes and may even terminate the Tender Offer.

The complete terms and conditions of the Tender Offer and Consent Solicitation are set forth in an Offer to Purchase and Consent Solicitation Statement dated today and the related Consent and Letter of Transmittal (the “Offer Documents”) that are being sent to holders of the Subordinated Notes. In any jurisdiction where the laws require the Tender Offer and Consent Solicitation to be made by a licensed broker or dealer, the Tender Offer and Consent Solicitation will be deemed made on behalf of the Company by Credit Suisse Securities (USA) LLC, or one or more registered brokers or dealers under the laws of such jurisdiction.

Credit Suisse Securities (USA) LLC will act as dealer manager and solicitation agent for the Tender Offer and Consent Solicitation.  D.F. King & Co., Inc. will act as the tender agent and information agent for the Tender Offer and Consent Solicitation.  Questions regarding the Tender Offer and Consent Solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or at (212) 325-2476 (collect).  Requests for the Offer Documents may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for bankers and brokers) or (888) 628-9011 (for all others).

Cautionary Information Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements represent management’s current expectations and are based upon information available to the Company at the time of this press release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company’s control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause actual results to differ materially are described in the Company’s reports on Forms 10-K, 10-K/A, 10-Q and 10-Q/A and other filings with the SEC.

About Radio One

Radio One, Inc., together with its subsidiaries (http://www.radio-one.com/), is a diversified media company that primarily targets African-American and urban consumers. The Company is one of the nation's largest radio broadcasting companies, currently owning and/or operating 53 broadcast stations located in 16 urban markets in the United States. Through its controlling interest in Reach Media, Inc. (http://www.blackamericaweb.com/), the Company also operates syndicated programming including the Tom Joyner Morning Show, the Russ Parr Morning Show, the Yolanda Adams Morning Show, the Rickey Smiley Morning Show, The D. L. Hughley Show, Bishop T.D. Jakes' "Empowering Moments", and the Reverend Al Sharpton Show. Beyond its core radio broadcasting franchise, Radio One owns Interactive One (http://www.interactiveone.com/), an online platform serving the African-American community through social content, news, information, and entertainment. Interactive One operates a number of branded sites, including News One, UrbanDaily, HelloBeautiful and social networking websites, including BlackPlanet, MiGente, and Asian Avenue. In addition, the Company owns a controlling interest in TV One, LLC (http://www.tvoneonline.com/), a cable/satellite network programming primarily to African-Americans

SOURCE Radio One, Inc.

Peter D. Thompson, EVP and CFO, 301-429-4638